EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT ("Agreement") is entered into as of the 9th day of June, 1995, by and between Alta Gold Co. a Nevada corporation
("Employer"), and Robert N. Pratt ("Executive").

     For and in consideration of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

     1.   EMPLOYMENT.  Employer hereby employs
Executive to perform those duties generally described in this Agreement, and Executive hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2.   TERM.  The term of this Agreement shall
commence on October 16, 1995, and end on October 15, 1998.

     3. DUTIES. During the term of this Agreement, Executive shall be employed by Employer and shall occupy the office of President, Chairman and Chief
Executive Officer. Executive agrees to serve in such offices or positions with Employer or any subsidiary of Employer. Executive agrees to continue to serve as a member of the Board of Directors of Employer, and to serve as a director of any subsidiary of Employer, for no additional compensation subject to removal by the shareholders of Employer.

     Executive shall devote substantially all of his working time and efforts to the business of Employer and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder.
However, this shall not be construed as preventing
Executive from developing mining properties located in eastern Nevada in which he presently has an interest. Should such development occur, it would be accomplished in such a manner as not to interfere with the duties detailed herein.

     4. COMPENSATION. For all services rendered by Executive, Employer shall pay to Executive a salary of $220,500 per year while serving as President, Chairman and Chief Executive Officer. All salary payments shall be subject to withholding and other applicable taxes. To compensate for cost of living increases, the rate of salary shall be increased annually effective January 1, 1996, and on each anniversary thereafter, as the Board of Directors, on the recommendation of its compensation committee may determine or, in the absense of such determination, in the amount of 7% over the applicable salary rate during the preceding 12-month period. In the event Executive resigns from his position with Employer and not otherwise under the circumstances set forth at paragraphs 15 or 16 herein, compensation payments to Executive shall be limited to compensation for services rendered by Executive.

     5.   EMPLOYMENT SIGNING BONUS.  Upon the
implementation of this Employment Agreement the Employer shall provide the option to Executive at the end of each year of Employment to purchase
125,000 shares of common stock of Employer at a market price of $.75 (seventy-five cents) for a period of three years from date of option. A total option of 375,000 shares. All options, including the 500,000 share option granted on October 15, 1991, are exercisable for a period of ten years from the date of grant.

     Executive shall have the rights of a stockholder with respect to the options which have not been issued and/or exercised, including any cash dividends declared thereon; any stock dividend, stock split or other change in the common stock of Employer; or any merger or sale of all or substantially all of the assets or other acquisition of Employer, and any and all new, substituted, or additional securities to which Executive is entitled.

     Should Executive die during the term of this contract, the remainder of the 375,000 shares from this contract, together with any unexercised portion of the 500,000 share option granted on October 15, 1991, shall be awarded to his estate and exercisable for a period of ten years from the date of grant.

     6.   INCENTIVE COMPENSATION.  Employer shall
provide Executive with incentive compensation in the form of cash and stock bonuses not less often than once each year during the term of this Agreement.
The amount of such bonuses shall be determined by the Board of Directors of Employer or a compensation committee thereof taking into consideration the relative contribution by Executive to the business of Employer, the economy in general, and such other factors as the Board of Directors or compensation committee deems relevant.

     7.   EMPLOYMENT BENEFITS.  Employer shall
provide health and medical insurance for Executive in a form and program to be chosen by Employer for its full-time employees. Executive shall be entitled to participate in any retirement, pension, profit sharing, or other plan approved by the Board of Directors.

     8. WORKING FACILITIES. Employer shall provide to Executive at Employer's principal executive offices suitable executive offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

     9.   VACATIONS.  Executive shall be entitled
each year to paid vacation of at least 5 weeks.
Vacations shall be taken by Executive at a time and with starting and ending dates mutually convenient to Employer and Executive. Vacations or portions of vacations not used in one employment year shall carry over to the succeeding employment year, but shall thereafter expire if not used within such succeeding year.

     10.  EXPENSES.  Employer will reimburse
Executive for expenses incurred in connection with Employer's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items upon Executive's periodic presentation of an account of such expenses as required by Employer's policies and procedures.

     11.  COVENANT NOT TO DISCLOSE PROPRIETARY
INFORMATION. For a period of three years after termination of Executive's employment, Executive agrees that he will not directly or indirectly use, employ, publish, or otherwise disclose any procedures, policies, practices, trade secrets, computer software, formulas, client opportunities, or other information of a proprietary nature in the establishment, opening, or operation of a business, or in connection with engaging in business with, serving as an officer, director, employee or agent of, or owning any equity interest (other than ownership of ten percent or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National
Association of Security Dealers Automated Quotation
System) in any person, firm, corporation, or business entity, that engages in mining activities in the United States that are competitive with Employer's mining activities. The parties intend that this covenant not to disclose proprietary information shall be construed as a series of separate covenants. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenants shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

     This covenant not to disclose proprietary information shall not be construed as restricting the Executive's right to own shares in any company or limited partnership or business entity, provided they do not perform services, or participate in any way in the management of, a business entity which competes in any manner outlined above.

     This covenant shall survive the termination of this Agreement.

     12. NONDISCLOSURE OF INFORMATION. In further consideration of employment and the continuation of employment by Employer, Executive will not, directly or indirectly, during or after the term of employment disclose to any person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's confidential or proprietary data, information, or techniques, or give to any person not authorized by Employer to receive it any information that is not generally known to anyone other than Employer or that is designated by Employer as "Limited", "Private", or "Confidential", or similarly designated.

     13.  DISABILITY.  If Executive is unable to
perform his services by reason of illness or incapacity for a period of more than 9 consecutive months, the compensation thereafter payable to him during the second consecutive 9-month period shall be one-half of the compensation provided for in paragraph 4 hereof, and during the third consecutive
9-month period, one-fourth of the salary provided for in paragraph 4; PROVIDED, however, that no such compensation shall be payable after the termination of this Agreement. During such 27-consecutive-month period, Executive shall be entitled to receive incentive compensation in the same proportion as Executive's incentive compensation to his annual salary set forth in paragraph 4 paid to Executive, if any, for the fiscal year last preceding the date such illness of incapacity commenced.
Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within such 27-consecutive-month period, Executive shall not be entitled to receive any further compensation nor any payments set forth in paragraph 15 herein from Employer and Employer may thereupon terminate this Agreement.

     14. TERMINATION FOR CAUSE. Except as set forth in the foregoing paragraph, Employer may not terminate this Agreement during its term without cause ("Cause"). Employer, however, may terminate this Agreement for Cause by showing that Executive has materially breached its terms; that Executive, in the determination of the Board of Directors has been grossly negligent in the performance of his duties; that he has substantially failed to meet written standards established by Employer for the performance of his duties; or that he has engaged in material willful or gross misconduct in the performance of his duties hereunder. If Employer terminates this Agreement for Cause, all of Employer's obligations hereunder shall terminate.

     15. PAYMENTS FOR TERMINATION WITHOUT CAUSE. In the event that Employer terminates this Agreement without Cause and not as the direct result of a change in control, as that phrase is defined in paragraph 18 hereof, Executive shall be compensated by Employer in a single lump sum payment, payable within 30 days after termination of employment, of the following amounts:

          (a)  The amount of his salary as provided
     in paragraph 4; and

          (b)Incentive compensation in the same
     proportion as Executive's incentive compensation to his annual salary set forth in paragraph 4, paid to Executive, if any, for the fiscal year last preceding the year during which his employment terminates, but prorated to reflect the number of full months of his employment during the year of termination.

          (c)  The remaining amount of his Signing
     Bonus. In addition, Executive's coverage under the Employer's insured employee benefit plan, as provided in paragraph 7, shall continue through the term of this Agreement.

     16.  TERMINATION PAYMENT FOR CHANGE IN CONTROL.
If Executive resigns or is discharged by Employer
(or is deemed to be discharged pursuant to paragraph
18 below) as the direct and sole result of a change in control, or in reasonable anticipation of a change in control, then, in lieu of any payment otherwise paid or payable to Executive under paragraph 15 hereof, Employer shall pay to Executive an amount equal to 2.9 times the average of the sum of amounts payable to Executive for salary, bonus, and profit sharing for the five fiscal years immediately preceding the date of the change in control or for such fewer fiscal years if Executive has been employed by Employer for less than five fiscal years, plus the remaining amount of the Signing Bonus. Any amounts paid to Executive pursuant to this paragraph 16, shall be subject to any applicable federal, state, and local tax withholdings and shall be payable in a lump sum to Executive as soon as practicable after Executive's resignation or discharge, but subject to the terms of paragraph 17 herein.

     17.  TAX LIMITATION.  If Employer reasonably
determines that the payment provided for in paragraph 16 hereof (the "Termination Payment") will likely result in a loss of a deduction to Employer as provided under Section 280G of the Internal
Revenue Code of 1986, or any successor provision thereto, and the imposition of the excise tax payable to Executive as provided under Section 4999 to the Internal Revenue Code of 1986, or any successor provision thereto, such Termination
Payment shall be reduced by the least amount required to avoid such loss of deduction and imposition of excise tax (collectively referred to hereinafter as the "Tax Penalties"). Employer shall make no Termination Payment to Executive prior to determining whether the Tax Penalties will apply to the Termination Payment. Employer shall make such determination within a reasonable time after Executive's resignation or discharge, but not to exceed 30 days thereafter.

     18.  DEEMED TERMINATION OF EMPLOYMENT.  For
purposes of paragraph 16 hereof, Executive shall be deemed to have been discharged by Employer if Executive voluntarily resigns before the end of the term of this Agreement, but after a change in control has occurred, provided the Executive could not be discharged by Employer for Cause, has given
Employer at least 30 days prior written notice of such resignation, and such resignation occurs after any of the following:

          (a)  Executive is removed or released from
     any of his titles, positions, or offices in effect immediately prior to the occurrence of a change in control, or Executive's duties and responsibilities in such titles, positions, or offices are materially changed;

          (b)  Executive's base salary in effect
     immediately before the change in control is reduced;

          (c)  Executive is removed from
     participation in any of Employer's bonus or profit sharing programs, or any such bonus or profit sharing programs in which Executive was or was entitled to participate in immediately prior to the change in control are discontinued;

          (d)  Executive's office is based more than
     50 miles from the location of the principal office at which Executive was based immediately prior to the occurrence of the change in control; or

          (e)  Employer deprives Executive of or
     otherwise reduces any material fringe benefit, including perquisites, provided to Executive by Employer immediately prior to the occurrence of a change in control.

          (f)  Executive makes a determination in
     good faith that as a result of the change in control and a change in circumstances thereafter and since the date of this Agreement significantly affecting his position, he is unable to carry out the authorities, powers, functions or duties attached to his position and the situation is not remedied within 30 days after receipt by Employer of written notice from the Executive of such determination.

     19.  DEFINITION OF CHANGE IN CONTROL.  For
purposes of this Agreement, a "change in control" will be deemed to have occurred on the first to occur of the following events:

          (a)  As a result of a cash tender offer,
     stock exchange offer or other takeover device, any person, as that term is used in Section
     13(d) and 14(b)(2) of the Securities Exchange
     Act of 1934, is or becomes a beneficial owner, directly or indirectly, of stock of Employer representing thirty percent (30%) or more of the total voting power of Employer's then outstanding securities;

          (b)  Any material realignment of the Board
     of Directors of Employer or change in officers of Employer resulting from a concerted shareholder action, including without limitation a proxy flight, voting trusts or pooling arrangements;

          (c)  Any sale by Employer of thirty percent
     (30%) or more of its assets to a single
     purchaser or to a group of associated
     purchasers; or

          (d)  Any merger, consolidation, or other
     reorganization of Employer with an entity, other than its affiliates, whereby Employer is not the surviving entity or the shareholders of Employer otherwise fail to retain substantially the same direct or indirect ownership in Employer or its affiliates immediately after any such merger, consolidation, or reorganization.

     20. DEATH DURING EMPLOYMENT. If Executive dies during the term of this Agreement, Employer shall pay to the estate, trustee, or other legally constituted third party designated by Executive in six equal monthly installments commencing on the first day of the month immediately following the month in which Executive dies, an amount equal to one year's salary provided for in paragraph 4 of this Agreement, and payment of incentive compensation in the same proportion as Executive's incentive compensation to his annual salary set forth in paragraph 4 paid to Executive for the fiscal year last preceding the year in which Executive dies, but prorated for the number of full months of his employment during the year of his death.

     21. STOCK REGISTRATION PROVISIONS. During the term of this Agreement, Executive shall have the following rights and obligations with respect to registration under the Securities Act of 1933 and applicable blue sky laws of shares of common stock
("Shares") of Employer owned of record by Executive:

          (a)  COMPANY REGISTRATION.  Employer shall
     notify Executive, at least thirty (30) days prior to the filing of any Registration
     Statement on forms S-1, S-2, S-3, S-8 or any successor forms under the Securities Act of 1933 covering any class of stock of the Employer and will upon the written request of Executive delivered at least fifteen (15) days prior to such filing, include in any such Registration
     Statement such information as may be required to register such number of Executive's Shares as Executive may request. Executive and Employer shall each include customary representations, warranties, indemnifications, and contribution provisions in any underwriting agreement entered into in connection with such registration.

     If the managing underwriters for such
     registration advise Employer in writing that in their opinion the total amount of securities to be included in such registration statement exceeds the amount which should reasonably be included in that offering to achieve the Employer's financing goals, Employer may limit the amount of stock to be included as follows:
     (i) first, all securities Employer proposes to sell may be included, (ii) second, the Shares of common stock requested to be included in such registration by all executives and employees pursuant to registration rights may be reduced and adjusted among participating executives and employees on the basis of the amount of shares owned of record by each employee, and (iii) third, if applicable, other stocks requested to be included in such registration may be similarly and ratably adjusted with all executives' and employees' stock pro rata according to the amount of stock owned of record by any proposed seller. All incremental expenses of such registration will be allocated pro rata according to the total number of shares included therein. There shall be no limit on the number of registrations so requested, but each such request shall cover an amount of Shares having a proposed offering price of not less than one hundred thousand dollars
     ($100,000.00).

          (b)  REGISTRATION OF REQUEST.  In addition,
     Executive's Shares may be registered on not more than two (2) separate occasions, in such amounts as may be requested, in the following circumstances: (i) within one year following the death or the commencement of disability of Executive or (ii) at any time in a reasonable amount and for a bona fide business purpose with the approval of a majority of the independent, outside members of the Board of Directors of Employer. Within thirty (30) days after the receipt of a request for such registration by Executive's estate or personal representative pursuant to phrase (i) of the preceding sentence or the approval by the independent outside directors pursuant to phrase (ii) of the preceding sentence, Employer will commence the process of preparing for filing a Registration
     Statement covering the Shares and use its best efforts to cause such Registration Statement to become effective. Employer and Executive shall use commercially reasonable efforts to obtain an underwriter to firmly underwrite any such offering; in the event that no underwriter reasonably acceptable to Employer is willing to make a firm commitment, Employer shall have no obligation to file the Registration Statement.
     Employer may delay for up to ninety (90) days the filing of such a Registration Statement if the Board of Directors of Employer in good faith and for a bona fide corporate purpose determines that a filing at a requested time would be adverse to Employer's interests. Employer shall not be obligated to file any such Registration
     Statement at any time during which it is impossible or impracticable to include the required financial statements. Employer and
     Executive shall provide all information required for inclusion in such Registration Statement and any underwriting agreement entered into in connection therewith shall contain the customary representations, warranties, indemnifications, and contribution provisions. All expenses of such registration shall be allocated pro rata according to the total number of shares included therein.

          (c)  GENERAL.  In connection with each of
     the foregoing registrations and subject to the provisions concerning expenses, Employer shall also (i) use its best efforts to qualify the Shares for public sale under the blue sky laws of such jurisdictions as Executive may reasonably request, (ii) provide such number of preliminary and final prospectuses as Executive may reasonably request, and (iii) keep the final prospectus in any such registration current for a reasonable period of time. In connection with the indemnification and contribution to be provided by Executive to any underwriter or Employer pursuant to this paragraph 21, the aggregate liability of Executive shall not exceed the aggregate net proceeds received by Executive from the sale of the registered
     Shares, and, in connection with contribution, shall also take into consideration the relative fault of each contributing person.

     22. NONTRANSFERABILITY. Neither Executive, his spouse, his designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.

     23. INDEMNIFICATION. Employer shall indemnify executive and hold him harmless from liability for acts or decisions made by him while performing services for Employer to the greatest extent permitted by applicable law. Employer shall use its best efforts to obtain coverage for Executive under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer against such liability.

     24.  ASSIGNMENT.  This Agreement may not be
assigned by either party without the prior written consent of the other party.

     25. ENTIRE AGREEMENT. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto and supersedes and is controlling over any and all other prior existing agreements between the parties with respect to the employment of Executive by Employer.
All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

     26. ENFORCEMENT. Executive acknowledges that any remedy at law for breach of paragraphs 11 and 12 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining
Executive from any actual or threatened breach of paragraphs 11 and 12 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     27.  GOVERNING LAW.  This Agreement shall be
governed by and interpreted in accordance with the laws of the state of Nevada.

     28. SEVERABILITY. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     29. WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

     30. LITIGATION EXPENSES. In the event that it shall be necessary or desirable for the Executive to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, he shall be entitled to recover from the Employer reasonable attorney's fees, costs, and expenses incurred by him in connection with the enforcement of said rights.
Payment shall be made to the Executive by the Employer at the time these attorney's fees, costs, and expenses are incurred by the Executive. If, however, the Executive does not prevail in such enforcement actions, he shall repay any such payments to the Employer.

     AGREED AND ENTERED INTO as of the date first above written.



          EMPLOYER: ALTA GOLD CO.



                                        By:
                                        _______________________________
                                        Compensation Committee Chairman


          EXECUTIVE:




                                        _______________________________
                                        Robert N. Pratt